Home Equity Loan-Backed Term Notes, GMACM Series 2001-HE1
Payment Date	03/25/2003

Servicing Certificate	Group 1	Group 2
Beginning Pool Balance	147,541,680.67	30,238,731.85
Beginning PFA	0.00	0.00
Ending Pool Balance	137,551,216.91	27,970,083.17
Ending PFA Balance	-	-
Principal Collections	9,686,789.29	2,258,790.30
Principal Draws	-	-
Net Principal Collections	9,686,789.29	2,258,790.30
Active Loan Count	5,120	710

Interest Collections	1,121,719.69	225,984.88

Weighted Average Loan Rate	10.00000%	10.25000%
Weighted Average Net Loan Rate Both Groups	9.4072%
Substitution Adjustment Amount	0.00	0.00
	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-I	141,601,544.49	131,899,784.96	0.2637996	9,701,759.53	728,067.94	0.00	0.202923	6.170%
Class A-II -1	0.00	0.00	0.0000000	0.00	0.00	0.00	0	1.456%
Class A-II -2	0.00	0.00	0.0000000	0.00	0.00	0.00	0	5.370%
Class A-II -3	0.00	0.00	0.0000000	0.00	0.00	0.00	0	5.700%
Class A-II -4	3,472,868.03	1,210,586.93	0.0445626	2,262,281.10	17,943.15	0.00	0.001862	6.200%
Class A-II -5	9,210,000.00	9,210,000.00	1.0000000	0.00	52,036.50	0.00	0.014169	6.780%
Class A-II -6 NAS	15,371,000.00	15,371,000.00	1.0000000	0.00	78,776.38	0.00	0.023648	6.150%
A-IO (Notional)	65,000,000.00	65,000,000.00	1.0000000	0.00	433,333.33	0.00	0	8.000%

Certificates	-	-	-	-	0.00	-	-	-

Beginning Overcollateralization Amount	8,125,000.00
Overcollateralization Amount Increase (Decrease)	(295,071.81)
Outstanding Overcollateralization Amount	7,829,928.19
Overcollateralization Target Amount	8,205,957.55

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
Group 1	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	1,347,933.49		48	0.98%
Delinquent Loans (60 Days)*	586,234.09		20	0.43%
Delinquent Loans (90 Days) *	560,255.99		17	0.41%
Delinquent Loans (120 Days) *	291,065.05		14	0.21%
Delinquent Loans (150 Days) *	141,685.26		8	0.10%
Delinquent Loans (180+ Days)*	-		0	0.00%
REO	0.00		0	0.00%
FC	40,214.79		1	0.03%
BK	2,594,177.72		92	1.89%

*Delinquency Figures Do Not Include Foreclosures, REO and Bankruptcy

			Number	Percent
Group 2	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	797,285.42		28	2.85%
Delinquent Loans (60 Days)*	214,169.17		8	0.77%
Delinquent Loans (90 Days) *	211,700.73		7	0.76%
Delinquent Loans (120 Days) *	135,116.05		4	0.48%
Delinquent Loans (150 Days) *	25,073.20		2	0.09%
Delinquent Loans (180+ Days) *	-		0	0.00%
REO	0.00		0	0.00%
FC	40,742.76		1	0.15%
BK	498,395.17		13	1.78%

*Delinquency Figures Do Not Include Foreclosures, REO and Bankruptcy

	Liquidation To-Date
Beginning Loss Amount	2,578,977.93
Current Month Loss Amount	313,532.85
Current Month Principal Recovery	17,234.59
Net Ending Loss Amount	2,875,276.19	0.01

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Remaining CIA Balance to Seller	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Remaining PFA Balance to Noteholders	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00